AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 19th day of November, 2014, to the Fund Administration Servicing Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Advantus Short Duration Bond Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit J of the Agreement is hereby superseded and replaced with Amended Exhibit J attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Printed Name: James R. Arnold	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit J to the Managed Portfolio Series Fund Administration Servicing Agreement

Name of Series
Advantus Strategic Dividend Income Fund
Advantus Short Duration Bond Fund

Multiple Series Trust FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES FEE SCHEDULE at September, 2012

Annual Fee for Accounting, Administration & Compliance Services, based on average net assets per fund*
[…]%  ([…] basis points) on the first $100 million
[…]%  ([…] basis points) on the next $150 million
[…]%  ([…] basis points) on the next $250 million
[…]%  ([…] basis points) on the next $250 million
[…]%  ([…] basis points)  thereafter

Minimum annual fee:  $[…] per fund
▪  Additional fee of $[…] for each additional class,  $[…] per manager/sub-advisor per fund

Chief Compliance Officer Annual Fees (per advisor relationship/fund)*
$[…] for the first fund (subject to Board approval)
▪  $[…] for each additional fund, $[…] for each additional sub-adviser  per fund

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services ($[…] on the first […] securities, and $[…] on the remaining securities, per day), factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Notes and Additional Services
Legal Administration, Adviser Information Source, Daily Pre- and Post-Tax Fund Performance Reporting, and Compliance Reporting are included in the proposal.

Other services are available, including additional legal administration services, daily compliance testing, Section 15(c) reporting, equity attribution, BookMark Electronic Board Portal, and additional services as mutually agreed upon, and are shown beginning on page 10 of this proposal.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly

Amended Exhibit J (continued) Managed Portfolio Series Fund Administration Servicing Agreement

FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES FEE SCHEDULE at September, 2012

Additional Legal Administration Services
▪  Subsequent new fund launch – $[…] /project
▪  Subsequent new share class launch – $[…] /project
▪  Multi-managed funds – as negotiated based upon specific requirements
▪  Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪  Base fee – $[…] /fund per year
▪  Setup – $[…] /fund group
▪  Data Feed  – $[…] /security per month

Section 15(c) Reporting
▪  $[…] /fund per report (first class)
▪  $[…] /additional class report

Equity Attribution (Morningstar Direct)
▪  Fees are dependant upon portfolio makeup

BookMark Electronic Board Book Portal
Annual Fee
▪  0 - 10 users - $[…] (includes 3 GB of storage)
▪  10 - 20 users - $[…]
▪  $[…] for each additional 5 GB of storage

▪ USBFS will establish a central, secure portal for Board materials using a unique client board URL, accessible via smartphone or iPad.  Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.   Allows multiple users to access materials concurrently, access searchable archive, and make personal comments and notes.   Includes full training and support, and features password-protected, encrypted servers with automatic failover.

Advisor’s Signature not required as fees are not changing only the Advantus Short Duration Bond Fund is being added.